UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2009

THE BON-TON STORES, INC.
 (Exact name of registrant as specified in its charter)

Pennsylvania	0-19517	23-2835229
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 E. Market Street, York, Pennsylvania	17402
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 717-757-7660

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On November 24, 2009, Tim Grumbacher, Executive Chairman of the Board of The Bon-Ton Stores, Inc. (the “Company”), adopted a stock trading plan. The trading plan complies with the Company’s insider trading policy and is intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Under the trading plan, Mr. Grumbacher may sell, through a broker, a pre-determined number of shares of the Company’s common stock at market prices, subject to a minimum price condition and sales volume limitations. The trading plan expires August 24, 2010, unless terminated earlier under certain conditions. Mr. Grumbacher has adopted the trading plan for personal financial and estate planning purposes.

Following sales under his trading plan, Mr. Grumbacher will continue to hold a majority of the outstanding voting power of the Company’s common stock and Class A common stock. In addition, based upon current stock holdings, Mr. Grumbacher will continue to be the largest beneficial owner of the Company’s capital stock.

Also on November 24, 2009, Michael L. Gleim, a director of the Company, and Mr. Gleim’s wife adopted stock trading plans. The trading plans comply with the Company’s insider trading policy and are intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Under the trading plans, Mr. Gleim and his wife may sell, through a broker, a pre-determined number of shares of the Company’s common stock at market prices, subject to a minimum price condition and sales volume limitations. The trading plans expire December 1, 2010, unless terminated earlier under certain conditions. Mr. Gleim and his wife have adopted the trading plans for personal financial and estate planning purposes.

Any sales of common stock under the trading plans will be disclosed by the respective sellers as required by applicable law in public filings with the Securities and Exchange Commission. Except as may be required by law, the Company does not undertake to report on specific Rule 10b5-1 stock trading plans of Company officers or directors, or to report modifications or terminations of the aforementioned 10b5-1 plans or the plan of any other individual.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Bon-Ton Stores, Inc.

By:     /s/ Keith E. Plowman

Keith E. Plowman
Executive Vice President, Chief Financial
Officer and Principal Accounting Officer

Dated: November 27, 2009